EXHIBIT 99.1

CHERYL COHEN APPOINTED TO NANTKWEST’S BOARD OF DIRECTORS

Culver City, CA, June 6, 2019 - NantKwest (Nasdaq:NK) today announced the appointment of Cheryl L. Cohen to the Board of Directors of NantKwest, effective immediately.

“Cheryl is a proven business executive and highly experienced board member in both the biotechnology and pharmaceutical sectors,” said Patrick Soon-Shiong, Chairman and CEO of NantKwest. “We are very pleased to welcome such an accomplished business leader and are confident that her strategic perspective and operational expertise will add significant value to our Board of Directors.”

Since 2008, Ms. Cohen has served as president of CLC Consulting, a pharmaceutical and biotechnology consulting firm specializing in new product start-up and commercialization.

Prior to CLC, Ms. Cohen served as chief commercial officer of Medivation, Inc., a publicly-traded bio-pharmaceutical company, from September 2011 until July 2014. From November 2007 to September 2008, she served as the vice president, strategic commercial group, of Health Care Systems, Inc., a Johnson & Johnson company, and from October 1998 to November 2007, she worked at Janssen Biotech, Inc. (formerly Centocor Biotech, Inc.), a Johnson & Johnson company, in a variety of senior sales roles including vice president, rheumatology franchise.

In addition, Ms. Cohen served on the board of Aerpio Pharmaceuticals, Inc., a pharmaceutical company, since 2018 and also served on the board of Vital Therapies, Inc., a therapeutics company, from 2015 until 2019.

Since 2015, Ms. Cohen has served on the board of Novus Therapeutics, Inc. (reverse merger of Tokai Pharmaceuticals, Inc.), a publicly-traded pharmaceutical company focused on the acquisition, development, and commercialization of ear, nose, and throat products and served on the board of Protein Sciences Corporation, a privately held bio-pharmaceutical company specializing in vaccine development from October 2014 to August 2017. She served on the board of Cytrx Corporation, a publicly traded bio-pharmaceutical company specializing in oncology, from June 2015 through October 2016.

Ms. Cohen began her career at Solvay Pharmaceuticals in a variety of sales positions and received her B.A. from Saint Joseph College.

For additional information, please visit, www.nantkwest.com.

About NantKwest:

NantKwest, a member of the NantWorks ecosystem of companies, is an innovative clinical-stage immunotherapy company focused on harnessing the power of the innate immune system by using the natural killer cell to treat cancer and virally induced infectious diseases. NantKwest is uniquely positioned to implement precision cancer medicine, with the potential to change the current paradigm of cancer care. Natural Killer (NK) cells are a safeguard in the human body designed to recognize and detect cells under stress due to cancer or viral infection.

NantKwest’s “off-the-shelf” activated NK cell platform is designed to destroy cancer and virally infected cells from the body. The safety of our NK cells as well as their activity against a broad range of cancers have been tested in phase I clinical trials in Canada and Europe as well as in multiple phase I and II clinical trials in the United States. In addition to being a universal cell-based therapy that does not require individualized patient sourcing or matching, our NK cell products have been largely administered in the outpatient setting as an “off-the-shelf” living drug.

With the capacity to grow active killer cells as a cancer therapy, our NK cells have been designed to induce cell death against cancers and virally infected cells by several mechanisms, including: (i) innate killing, whereby all of our NK platforms recognize the stress proteins typically found on cancer cells, which, upon binding, release toxic granules to immediately kill their targets; (ii) antibody-mediated killing with our haNK® platform, which are NK cells engineered to express antibody receptors that can bind to therapeutic antibody products, thereby enhancing the cancer cell killing effect of that antibody; and (iii) Chimeric Antigen Receptor directed killing using the taNK® platform, which includes NK cells engineered to incorporate chimeric antigen receptors (CARs) to target tumor-specific antigens found on the surface of cancer cells. All three modes of killing (innate, antibody-mediated, and CAR directed killing) are employed by our t-haNK™ platform, which is an innovative combination of our aNK, haNK® and taNK® platforms in a single product.

Our haNK®, and t-haNK™ platforms have been designed to address certain limitations of CAR T-cell therapy including the capability to infuse cell therapy in an outpatient setting which allows for potential reduction of risk for serious cytokine storms and protracted serious adverse events. In Phase I and II clinical trials in patients with late stage cancer, our NK cells have been administered as an investigational outpatient infusion safely with greater than 500 infusions to date at a dose of 2 billion cells per infusion.

By leveraging an integrated and extensive genomics and transcriptomics discovery and development engine, together with a pipeline of multiple, clinical-stage, immuno-oncology programs, we believe NantKwest is uniquely positioned to be the premier immunotherapy company and transform medicine by delivering living drugs in a bag and bringing novel NK cell-based therapies to routine clinical care.

NK-92, aNK, haNK, taNK, and t-haNK are trademarks of NantKwest, Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning or implying that NantKwest will be successful in improving the treatment of cancer. Risks and uncertainties related to this endeavor include, but are not limited to, obtaining FDA approval of NantKwest’s NK cells as well as other therapeutics as part of the NANT Cancer Vaccine platform as a cancer treatment.

Forward-looking statements are based on management’s current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements.

These and other risks regarding NantKwest’s business are described in detail in its Securities and Exchange Commission filings, including in NantKwest’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019. These forward-looking statements speak only as of the date hereof, and we disclaim any obligation to update these statements except as may be required by law.

Media Contact:

Jen Hodson

NANT

562-397-3639

Jen@nant.com